AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1997
                                             REGISTRATION NO. 333-

==============================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                        -----------------------
                               FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        -----------------------
                       ICG COMMUNICATIONS, INC.
        (Exact name of registrant as specified in its charter)

       DELAWARE                  4813, 4899                  84-1342022
      (State of         (Primary Standard Industrial      (I.R.S. Employer
    incorporation)       Classification Code Number)   Identification Number)
                        -----------------------
                        9605 EAST MAROON CIRCLE
                             P.O. BOX 6742
                    ENGLEWOOD, COLORADO 80155-6742
                             (303) 572-5960
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        -----------------------


    H. DON TEAGUE - EXECUTIVE VICE
              PRESIDENT,                           with copies to:
     GENERAL COUNSEL AND SECRETARY
       ICG COMMUNICATIONS, INC.
         9605 E. MAROON CIRCLE                   LEONARD GUBAR, ESQ.
             P.O. BOX 6742                      AUDREY A. ROHAN, ESQ.
    ENGLEWOOD, COLORADO 80155-6742                REID & PRIEST LLP
            (303) 572-5960                       40 WEST 57TH STREET
                                               NEW YORK, NEW YORK 10019
      (Name, address, including zip code,          (212) 603-2000
   and telephone number, including area code, of agent for service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration
Statement as determined by market condition and other factors.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the following prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        -----------------------
                    CALCULATION OF REGISTRATION FEE

=============================================================================
                                 PROPOSED
 TITLE OF EACH                   MAXIMUM       PROPOSED
   CLASS OF                      OFFERING      MAXIMUM
  SECURITIES                     PRICE PER     AGGREGATE      AMOUNT OF
     TO BE       AMOUNT TO BE    SHARE OR      OFFERING      REGISTRATION
  REGISTERED      REGISTERED     UNIT(1)       PRICE(1)           FEE
----------------------------------------------------------------------------
Common Stock,      687,221       $22.125    $15,204,764.63     $4,607.50
$.01 par value
per share
============================================================================

(1)  Calculated pursuant to Rule 457(c) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

=============================================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                        -----------------------


                           TABLE OF CONTENTS


AVAILABLE INFORMATION............................................    2
INFORMATION INCORPORATED BY REFERENCE............................    2
PROSPECTUS SUMMARY...............................................    4
RISK FACTORS.....................................................    9
USE OF PROCEEDS..................................................   18
DESCRIPTION OF CAPITAL STOCK.....................................   18
SELLING STOCKHOLDERS.............................................   21
PLAN OF DISTRIBUTION.............................................   22
LEGAL MATTERS....................................................   22
EXPERTS..........................................................   22

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may any offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)
DATED OCTOBER 27, 1997

                            687,221 SHARES
                       ICG COMMUNICATIONS, INC.
                             COMMON STOCK

                       ------------------------


     This Prospectus relates to the resale by the holders named herein (see "Selling Stockholders") of 687,221 shares of the common stock ("Common Stock") of ICG Communications, Inc. (the "Company").

     The Common Stock to be resold hereby will be offered into the existing trading market for the Common Stock. The Common Stock is quoted on the Nasdaq National Market under the symbol "ICGX". On October 23, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $22.25 per share.

                       -------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE
                 CONSIDERED BY PROSPECTIVE INVESTORS.

                       -------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS
                         A CRIMINAL OFFENSE.

           The date of this Prospectus is _________ __, 1997

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules. The Registration Statement, including the exhibits and schedules thereto, may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission set forth above.

                 INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference and made a part of this Prospectus:

     1.   Annual Report on Form 10-K for the fiscal year ended
          September 30, 1996 (File No. 1-11965).

     2. Transition Report on Form 10-K/A for the transition period from October 1, 1996 to December 31, 1996 (File No. 1-11965).

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 1-11965).

     4. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 (File No. 1-11965).

     5.   Current Report on Form 8-K dated February 20, 1997 (File No.
          1-11965).

     6.   Current Report on Form 8-K dated February 24, 1997 (File No.
          1-11965).

     7.   Current Report on Form 8-K dated September 18, 1997 (File
          No. 1-11965).

     8.   Current Report on Form 8-K dated September 29, 1997 (File
          No. 1-11965).

     9.   Current Report on Form 8-K dated October 21, 1997 (File No.
          1-11965).

     10. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares made hereby, shall be deemed to be incorporated by reference into the Registration Statement of which this Prospectus is a part and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon oral or written request of such person, a copy of any and all information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: ICG Communications, Inc., 9605

East Maroon Circle, P.O. Box 6742, Englewood, Colorado 80155-6742,
Attention: Investor Relations (telephone number (800) 408-4253).

                           PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, and notes thereto, appearing in the documents incorporated by reference herein. Unless the context otherwise requires, the term "Company" or "ICG" means the combined business operations of ICG and its subsidiaries, including ICG Holdings (Canada), Inc. ("Holdings-Canada") and ICG Holdings, Inc. ("Holdings"). Certain statements contained in this Prospectus with respect to the Company's plans and strategy for its business and related financing are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act). Such statements are subject to risks and uncertainties and, as a result, actual results may differ materially from those expressed in or implied by such forward-looking statements. For a discussion of important risks of an investment in the Common Stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." Investors should carefully consider the information set forth under the caption "Risk Factors," including the risks relating to historical and anticipated operating losses and negative cash flows.

                              THE COMPANY

     The Company is one of the largest independent providers of competitive local telephone services in the United States, based on estimates of the industry's 1996 revenue. Competitive local exchange carriers ("CLECs") seek to provide an alternative to the incumbent local exchange carriers ("ILECs") for a full range of telecommunications services in the increasingly deregulated telecommunications industry. As a CLEC, the Company operates networks in four regional clusters covering major metropolitan statistical areas in California, Colorado, the Ohio Valley and the Southeast. The Company also provides a wide range of network systems integration services and maritime and international satellite transmission services. As a leading participant in the rapidly growing competitive local telecommunications industry, the Company has experienced significant growth, with total revenue increasing from $59.1 million for fiscal 1994 to $237.9 million for the 12-month period ended June 30, 1997.

     The Federal Telecommunications Act of 1996 (the "Telecommunications Act") and state pro-competitive regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. Due to these regulatory changes, the Company is now permitted to offer all interstate and intrastate telephone services, including competitive local dial tone. The Company is marketing and selling local dial tone services in major metropolitan areas in the following regions: California, which began service in late January 1997, followed by Ohio in February 1997, Colorado in March 1997 and the Southeast in May 1997. During the six months ended June 30, 1997, the Company sold approximately 60,300 local access lines, of which approximately 20,100 were in service at that date. As a complement to its local exchange services, the Company has begun marketing bundled offerings which include long distance, enhanced telecommunications services and data services. The Company has 18 operating high capacity digital voice switches and 15 data communications switches, and plans to install additional switches as demand warrants. To facilitate the expansion of its services, the Company has entered into agreements with Lucent Technologies, Inc., Northern Telecom Inc. and Cascade Communications, Inc. ("Cascade") to purchase a full range of switching systems, fiber optic cable, network electronics software and services. The Company has entered into a merger agreement with NETCOM On-line Communications Services Inc. to acquire all of the Internet Service Provider and, accordingly, broaden the Company's product and service offerings. See "-- Recent Developments."

     In developing its telecommunications service offerings, the Company continues to invest significant resources to expand its network. This expansion is being undertaken through a combination of constructing owned facilities, entering into long-term agreements with other telecommunications carriers, establishing strategic alliances with utility companies and potentially through acquisitions. For example, the Company recently announced an agreement with a subsidiary of The Southern Company ("Southern") that will permit the Company to construct a 100-mile fiber optic network in the Atlanta metropolitan area. In addition, the Company is expanding its geographic focus to include Texas (and may also expand to Arkansas, Louisiana and Oklahoma) through its strategic alliance with Central and South West Corporation ("CSW") that will develop and market telecommunications services, including local service, in these markets. In June 1997, the Company entered into an indefeasible right of use ("IRU") agreement with Qwest Communications Corporation ("Qwest") for approximately

1,800 miles of fiber optic network and additional broadband capacity in California, Colorado, Ohio and the Southeast. The new capacity will connect major markets in California and the Company expects this new capacity will be used for the transmission of local, long distance and data communications services in the Company's markets. See "-- Recent Developments."

TELECOM SERVICES

     The Company operates local exchange networks in the following markets within its four regional clusters: California (Sacramento, San Diego and portions of the Los Angeles and San Francisco metropolitan areas); Colorado (Denver, Colorado Springs and Boulder); the Ohio Valley (Akron, Cleveland, Columbus, Dayton and Louisville) and the Southeast (Birmingham, Charlotte and Nashville). The Company plans to build a network in Atlanta in conjunction with Southern. Through its strategic alliance with CSW, service is expected to be offered in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. See "-Recent Developments." The Company will continue to expand its network through construction, leased facilities, strategic joint ventures and potentially through acquisitions. The Company's operating networks have grown from 780 fiber route miles at the end of fiscal 1994 to 2,898 fiber route miles as of June 30, 1997. Telecom Services revenue has increased from $14.9 million for fiscal 1994 to $146.5 million for the 12-month period ended June 30, 1997.

   Strategy

     The Company's objective is to become the dominant alternative to the ILEC in the markets it serves. In furtherance of this objective, the Company has developed strategies to aggressively market its broad range of telecommunications services to business end users and to leverage its extensive network footprint and its expertise in the provision of switched telecommunications services. The key elements of this strategy are:

     Expand Service Offerings. The Company's focus is to provide a wide range of local, long distance and data communications services to business end users and wholesale customers within the Company's service areas, with an emphasis on local exchange services. The Company believes that customers are increasingly demanding a broad, full service approach to providing telecommunications services. By offering a wide array of services bundled into customized packages, management believes the Company will be better able to capture business from telecommunications-intensive commercial accounts. To this end, the Company is complementing its core competitive local exchange services with local, toll and long distance services tailored to the needs of its customers and expects to also provide tailored data services.

     Market Services to End Users. Management believes an end user strategy can accelerate its penetration of the local services market and better leverage the Company's network investment. In support of this strategy, the Company has substantially increased its direct sales and marketing staff. The Company's sales force has grown from 81 and 143 people at September 30, 1996 and December 31, 1996, respectively, to approximately 350 people (including sales management, technical sales support and administrative support) at August 31, 1997.

     Concentrate Markets in Regional Clusters. The Company believes that by focusing on regional clusters it will be able to more effectively service its customers' needs and efficiently market, operate and control its networks. As a result, the Company has concentrated its networks in regional clusters serving major metropolitan areas in California, Colorado, the Ohio Valley and the Southeast. The Company also intends to expand its network footprint to include Texas (and may also expand to Arkansas, Louisiana and Oklahoma) through a strategic alliance with CSW and to include Atlanta through a strategic alliance with Southern. See "-- Recent Developments."

     Network Connectivity. Significant amounts of telecommunications traffic are carried within the Company's regional clusters. Management believes that integrating these clusters through the connection of individual networks will provide significant benefits, including cost advantages. These cost advantages would result from the Company's ability to carry regional traffic on-net, thereby improving operating margins by reducing payments to other carriers for the use of their facilities. Accordingly, the Company is in the process of connecting networks within each of its California, Colorado and Ohio Valley clusters with inter-city fiber optic cable.

     Expand Alliances with Utilities. The Company has established and is actively pursuing strategic alliances with utility companies to take advantage of their existing fiber optic infrastructures and customer relationships. This approach affords the Company the opportunity to license or lease fiber optic facilities on a long-term basis, which is more timely and cost effective than constructing facilities. In addition, utilities possess conduit and other facilities that enable the Company to more easily install additional fiber to extend existing networks in a given market. Finally, management expects these strategic alliances to combine the Company's expertise in providing high quality telecommunications services with the utility's name recognition and customer relationships in marketing telecommunications products and services to the utility's customer base.

NETWORK SERVICES

     Through the Company's wholly owned subsidiary, ICG Fiber Optic Technologies, Inc. ("FOTI"), the Company supplies information technology services and selected networking products, focusing on network design, installation, maintenance and support for a variety of end users, including Fortune 1000 firms and other large businesses and telecommunications companies. Revenue from Network Services operations was $65.4 million for the 12-month period ended June 30, 1997.

SATELLITE SERVICES

     The Company's Satellite Services operations provide satellite voice and data services to major cruise lines, commercial shipping vessels, yachts, the U.S. Navy and offshore oil platforms. The Company also owns a teleport facility which provides international voice and data transmission services. Revenue for Satellite Services operations was $26.1 million for the 12-month period ended June 30, 1997. The Company is considering the disposition of its Satellite Services operations to better focus its efforts on its core Telecom Services unit, although it has not formally approved or adopted a plan for such disposition.

RECENT DEVELOPMENTS

     Network Expansion. The Company continues to expand its network footprint through several strategic initiatives with utility companies and other telecommunications carriers. The Company recently announced an agreement with a subsidiary of Southern that will permit the Company to construct a 100-mile fiber optic network in the Atlanta metropolitan area. In June 1997, the Company entered into an IRU agreement with Qwest for approximately 1,800 miles of fiber optic network and additional broadband capacity in California, Colorado, Ohio and the Southeast. The new capacity will connect major markets in California that the Company expects will be used for the transmission of local, long distance and data communications services in the Company's markets.

     CSW Strategic Alliance. In January 1997, the Company announced a strategic alliance with CSW which is expected to develop and market telecommunications services in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. The venture entity, a limited partnership named CSW/ICG ChoiceCom, L.P. ("ChoiceCom"), is based in Austin, Texas. CSW holds 100% of the interest in ChoiceCom and the Company has an option to purchase a 50% interest at any time prior to July 1, 2003. Subsequent to July 1, 1999, if the Company has not exercised its purchase option, CSW will have the right to sell either 51% or 100% of the partnership interest in ChoiceCom to the Company. CSW and the Company each have two representatives on the Management Committee of the general partner of ChoiceCom. ChoiceCom may eventually offer local exchange, data communications, long haul and other services in other cities in Arkansas, Louisiana, Oklahoma and Texas.

     Cascade Agreement. In April 1997, the Company entered into an agreement with Cascade for the purchase of high-speed frame relay and asynchronous transfer mode ("ATM") switching products that will enable the Company to provide high-speed data connectivity to its customers. In addition, the Company has obtained turnkey services from Cascade for product planning and deployment of the product, including program management, network design, onsite operations support and training.

     Acquisition of Communication Buying Group. On October 17, 1997, the Company purchased approximately 91% of the outstanding capital stock of Communications Buying Group, Inc. ("CBG"), an Ohio based local exchange and Centrex reseller (the "CBG Acquisition"). The remaining
9% will be purchased on or before March 24, 1998, pursuant to the terms of the Stock Purchase Agreement governing the CBG Acquisition. The total consideration paid and to be paid is approximately $47.4 million plus the assumption of certain liabilities. Separately, on October 17, 1997, the Company exercised its option to sell approximately $16.0 million of Common Stock to certain shareholders of CBG.

     CBG currently serves customers in Cleveland, Columbus and Akron, Ohio as well as in surrounding areas. CBG currently has approximately 30,000 Centrex lines in service and over 23,000 business lines in service, principally pursuant to various resale and other agreements with Ameritech Corp. ("Ameritech"), the ILEC in the markets it serves. CBG focuses its sales and marketing efforts on small to medium-sized businesses and provides a one-stop solution for the local and long distance needs of its customers. For the calendar year 1996, CBG's revenue was approximately $21.4 million and EBITDA losses were approximately $(1.0) million.

     The Company believes that the business strategy of CBG is closely aligned with that of the Company and that it can successfully leverage the services offered by CBG to enhance the Company's offering of similar services in its existing Ohio markets, including all those currently served by CBG. The acquisition of CBG will double the Company's current sales presence in Ohio to approximately 60 people. In addition, the Company believes that its ability to migrate, over time, a portion of CBG's existing customer base to its fiber optic facilities offers significant cost savings. The Company believes that the transaction will significantly further its goal of becoming the dominant alternative to the ILEC in Ohio.

     Merger Agreement with NETCOM On-Line Communications Services, Inc. On October 12, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with NETCOM On-Line Communications Services, Inc. ("NETCOM"). NETCOM is a provider of Internet connectivity and Web-hosting services, as well as a suite of software applications to primarily professional, small and medium-sized businesses. Currently, NETCOM provides service to approximately 550,000 customers throughout the United States, including the provision of Internet and Web services to over 9,000 small and medium sized businesses. The closing of the merger with NETCOM (the "Merger") is expected to take place in the first quarter of 1998, pending certain approvals including the approval of the stockholders of both ICG and NETCOM and subject to other customary closing conditions. It is anticipated that the Merger will qualify as a pooling-of-interests transaction for accounting and financial reporting purposes.

     The Merger is structured as a tax-free reorganization pursuant to which NETCOM stockholders will receive an exchange ratio of 0.8628 shares of Common Stock for each share of NETCOM Common Stock, $.01 par value, issued and outstanding, subject to adjustment. The exchange rate mechanism allows NETCOM shareholders to share in an increase in the Company's stock price prior to the closing, as well as to protect them in the event of a decline in the stock price during such period. Specifically, the Merger Agreement provides that if the closing price of a share of Common Stock at the time of merger (based on the average of the volume weighted average price for the ten consecutive trading days ending two trading days prior to the closing (the "Closing Price")) drops below $22.125 per share but not less than $19.00 per share, the exchange ratio will be adjusted to equal the fraction obtained by dividing 19.0625 by the Closing Price, and if the Closing Price of the Common Stock drops below $19.00 per share, the exchange ratio will be fixed at 1.0078 shares of Common Stock for each share of NETCOM Common Stock.

     The Company believes that the Merger will create a full-service business communications company providing a single source for a complete range of voice, data, Internet, Web-hosting and other communications services over an extensive fiber optic network. Currently, approximately one-half of NETCOM's customers are located in the Company's existing network territory. It is anticipated that the Merger will enable the combined entity to better utilize ICG's fiber and frame relay networks.

     Financing. In March 1997, the Company raised net proceeds of $192.4 million from the sale of 11 5/8% Senior Discount Notes due 2007 (the "11 5/8% Notes") of Holdings and 14% Exchangeable Preferred Stock Mandatorily Redeemable 2008 (the "14% Preferred Stock") of Holdings. Cash interest on the 11 5/8% Notes accrues at 11 5/8% per annum beginning March 15, 2002 and is payable quarterly, commencing September 15, 2002. The 14% Preferred Stock accrues dividends quarterly at an annual rate of 14% per annum. Dividends are payable quarterly in cash or, on or prior to March 15, 2002, at the sole option of Holdings, in additional shares of 14% Preferred Stock. The Company believes that its liquidity was improved because the 11 5/8%

Notes and the 14% Preferred Stock do not require the payment of cash interest or cash dividends prior to 2002. The 11 5/8% Notes and the 14% Preferred Stock have been registered under the Securities Act.

     In October 1997, the Company's new wholly-owned subsidiary, ICG Funding, LLC, a Delaware limited liability company ("ICG Funding"), completed a private placement of $132.25 million of Exchangeable
Limited Liability Company Preferred Securities ("Preferred Securities"). The Preferred Securities are mandatorily redeemable November 15, 2009 at the liquidation preference of $50.00, plus accrued and unpaid dividends. Dividends on the Preferred Securities will be cumulative at the rate of 6.75% per annum and will be paid in cash through November 15, 2000 and, thereafter, will be paid in cash and/or shares of Common Stock. The Preferred Securities are exchangeable, at the option of the holder, into Common Stock at an exchange price of $24.025 per share. ICG Funding may, at its option, redeem the Preferred Securities at any time on or after November 18, 2000. Prior to that time, ICG Funding may redeem the Preferred Securities if the current market value of Common Stock equals or exceeds the exchange price, for at least 20 days of any consecutive 30-day trading period, by 170 percent prior to November 16, 1998; 160 percent from November 16, 1998 through November 15, 1999; and 150 percent from November 16, 1999 through November 15, 2000. The Company is obligated to register under the Securities Act the Preferred
Securities and the Common Stock issuable upon exchange of the Preferred Securities.

                             RISK FACTORS

     SEE "RISK FACTORS," IMMEDIATELY FOLLOWING THIS SUMMARY, FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONJUNCTION WITH AN INVESTMENT IN THE COMMON STOCK, INCLUDING RISKS RELATED TO HISTORICAL AND ANTICIPATED OPERATING LOSSES, NEGATIVE CASH FLOW AND SUBSTANTIAL INDEBTEDNESS.

                             RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus and appearing in the documents incorporated by reference herein, should be considered when evaluating an investment in the Company. This Prospectus includes certain forward-looking statements. The discussion set forth below contains cautionary statements identifying important factors including, but not limited to, dependence on increased traffic on the Company's facilities, the successful implementation of the Company's strategy of offering an integrated telecommunications package of local, long distance, data communications and value added services, continued development of the Company's network infrastructure and actions of competitors and regulatory authorities, that could cause actual results to differ materially from the forward-looking statements.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES, NET LOSSES AND NEGATIVE CASH FLOW

     The Company has incurred and expects to continue to incur significant operating and net losses. For the 12 months ended June 30, 1997, the Company had revenue of approximately $237.9 million, an operating loss of approximately $146.5 million, negative EBITDA of approximately $93.9 million, cash used by operating activities of approximately $55.9 million, interest expense of approximately $101.3 million and a net loss of approximately $252.0 million. In conjunction with the increase in its service offering, the Company will need to spend significant amounts on sales, marketing, customer service, engineering and corporate personnel prior to the generation of appreciable revenue. The Company expects to continue to generate significant negative cash flow from operating activities while it emphasizes development, construction and expansion of its Telecom Services business and until the Company establishes a sufficient revenue generating customer base. As the Company's customer base grows, the Company anticipates that operating margins and cash flow will improve as incremental revenue will exceed incremental operating expenses. This is dependent upon the successful implementation of the Company's local dial tone, local toll, data communications and long distance service strategies, continued development of the Company's network infrastructure, increased traffic on the Company's facilities, any or all of which may not occur, and upon actions of competitors and regulatory authorities. The Company had an accumulated deficit and stockholders' deficit of approximately $513.0 million and $208.6 million, respectively, at June 30, 1997. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows in the future or at any time have sufficient resources to meet its obligations. The price of the Common Stock will be adversely affected if the Company does not make substantial progress toward achieving profitability.

RISKS RELATED TO LOCAL SERVICES AND SWITCHED SERVICES STRATEGIES

     The Company is a recent entrant in the competitive local telecommunications services industry. The local telecommunications services market has only recently opened to competition due to the passage of the Telecommunications Act, state and federal regulatory rulings designed to implement the Telecommunications Act, and negotiations with ILECs under the terms of the Telecommunications Act and state rulings. The Company is initiating the provision of long distance and data communications services. The Company believes that offering a full-service portfolio of local, long distance and data products is the best method for gaining market share among business customers and reducing customer churn. However, the Company has only recently begun to offer long distance services and has not yet generated any revenue from data services, despite its offering of these services since the first quarter of 1997. The Company is making significant operating and capital investments and will have to address numerous operating complexities associated primarily with providing local services. The Company will be required to develop new provisioning and technical support systems and will need to develop new marketing initiatives and hire and train a new sales force responsible for selling its services. The Company will also need to supplement the necessary billing and collection systems for local services and integrate these systems with those of its long distance and other services, including data services. There can be no assurance that the Company can design and install, and coordinate with ILECs regarding, necessary provisioning, billing and customer management systems in a timely manner to permit the Company to provision local exchange, local toll, long distance or data services as planned.

     The Company expects to face significant competition from ILECs, whose core business is providing local dial tone service. The ILECs, who currently are the dominant providers of services in their markets, are expected to mount a significant competitive response to new entrants in their market, such as the Company. The Company expects to face significant competitive product and pricing pressures from the ILECs in these markets, as well as from other CLECs.

     The Company began generating switched services revenue in the fourth quarter of fiscal 1994, and substantially all of the Company's current switched revenue is from wholesale customers. The Company is experiencing negative operating margins from the provision of wholesale switched services because it relies on ILEC networks to terminate and originate customers' switched traffic. The Company expects overall operating margins from switched services to improve as local dial tone, local toll, long distance and data communications services become a relatively larger portion of its business mix and the Company deemphasizes its wholesale switched services.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The terms governing certain of Holdings' senior indebtedness and preferred stock impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with such covenants would result in a default thereunder, in which case the lenders will be able to accelerate the maturity of the applicable indebtedness. Moreover, the instruments governing the Company's material indebtedness contain cross-default provisions which provide that a default under other indebtedness will be considered a default under the indebtedness in question. In the event that a cross-default were triggered, the maturity of substantially all of the Company's approximately $916.9 million of indebtedness at June 30, 1997 would be accelerated and become immediately due and payable. As a result, the Company would not be able to satisfy all of its debt obligations, which would have a substantial material adverse effect on the price of the Common Stock and the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to comply with such covenants in the future or that such compliance would not cause the Company to forego opportunities that might otherwise be beneficial to the Company.

SUBSTANTIAL INDEBTEDNESS

     As of June 30, 1997, the Company had, on a consolidated basis, aggregate indebtedness, including capitalized lease obligations, of approximately $916.9 million. With respect to indebtedness currently outstanding, the Company has interest payment obligations of approximately $113.3 million in 2001, $158.0 million in 2002 and $168.1 million in 2003. In addition, with respect to preferred stock currently outstanding, the Company has cash dividend obligations of approximately $28.0 million through 2000, $21.5 million in 2001, $57.0 million in 2002 and $70.9 million in 2003. Accordingly, the Company may have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to March 2001, when Holdings is required to commence cash interest payments under its senior indebtedness. The Company's ability to obtain additional sources of cash will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions, beyond the control of the Company. Additional sources of cash may include public and private equity and debt financings by ICG, Holdings and their subsidiaries, sales of non-strategic assets, capitalized leases and other financing arrangements. There can be no assurance that the Company will be able to refinance such indebtedness, including such capitalized leases, or obtain such additional funds, and if the Company is unable to effect such refinancings or obtain additional funds, the Company's ability to make principal and interest payments on its indebtedness, its ability to continue as a going concern and the price of the Common Stock will be substantially materially adversely affected.

RISKS  RELATED  TO RAPID  EXPANSION  OF  BUSINESS;  INTEGRATION  OF
ACQUIRED BUSINESSES

     The continued rapid expansion and development of the Company's business will depend on, among other things, the Company's ability to successfully implement its sales and marketing strategy, evaluate markets, lease fiber, design and build fiber backbone routes, secure financing, install facilities, acquire rights of way and building access, obtain any required government authorizations, implement interconnection to, and collocation with, facilities owned by ILECs and obtain appropriately priced unbundled network elements from the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of the Company and require integration with the Company's existing networks and service offering. The Company's ability to effectively manage its rapid expansion will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The failure to effectively manage its planned expansion could have a material adverse effect on the Company's business, growth, financial condition, results of operations and the price of the Common Stock.

     The Company has experienced rapid growth. The Company intends to continue to grow through further expansion of its existing operations, through acquisitions including the CBG Acquisition and the NETCOM Merger, and through the establishment of new operations. The Company constantly evaluates acquisition opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, and significantly expand the Company's internal management, technical and accounting systems. The Company's rapid growth has placed, and its planned future growth with continue to place, a significant strain on the Company's financial, management and operational resources, including the identification of acquisition targets and the negotiation of acquisition agreements. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause fluctuations in the Company's operating results.

     In addition, the Company's acquired and new businesses will need to be integrated with its existing operations. For acquired businesses, including CBG, this may entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. The failure to effectively integrate acquired businesses could have a material adverse effect on the Company's business, growth, financial condition and results of operations and the price of the Common Stock.

COMPETITION

     The Company operates in an increasingly competitive environment dominated by ILECs such as the Regional Bell Operating Companies ("RBOCs") and GTE Corporation ("GTE"). The Company's current competitors include RBOCs, GTE, other independent ILECs, other CLECs, network systems integration service providers, microwave and satellite service providers, teleport operators, wireless telecommunications providers and private networks of large end users. Potential competitors include cable television companies, utilities, ILECs outside their current local service areas and the local access operations of long distance carriers. Consolidation of telecommunications companies, including mergers between certain of the RBOCs, and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, particularly in the local telephone market. Since the enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to aggressively expand their ability to address many segments of the telecommunications industry, including segments in which the Company participates and expects to participate. For example, AT&T Corp., MCI Communications Corp., Time Warner Communications, Inc., Texas Utilities Company and other large companies are entering the local markets as competitors of the Company. This may result in more participants than can ultimately be successful in a given market.

     As a recent entrant in the telecom services industry, the Company, like other CLECs, has not achieved a significant market share. The ILECs have long-standing relationships with their customers, have the potential to subsidize services with revenue from a variety of businesses and have benefited from certain state and federal regulations that, until recently, favored the incumbent operator over potential competitors. The Telecommunications Act, other recent state legislative actions, and current federal and state regulatory initiatives provide increased business opportunities for the Company by removing or substantially reducing barriers to local exchange competition. However, these new competitive opportunities are accompanied by potential new competitive opportunities for the ILECs, as the Telecommunications Act provides the conditions for the removal of previous restrictions on the provision of long distance services by the RBOCs. It is also expected that increased local competition will result in increased pricing flexibility for, and relaxation of regulatory oversight of, the ILECs. If the ILECs are permitted to engage in increased volume and discount pricing practices or charge CLECs increased fees for interconnection to their networks, or if the ILECs seek to delay implementation of interconnection to their networks, the Company's results of operations and financial condition could be adversely affected. In addition, the Company has experienced declining access unit prices and increasing price competition for access services which to date have been more than offset by increasing network usage. The Company expects to continue to experience declining prices for the foreseeable future. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenue, or compete effectively in any of its markets. Any of the foregoing factors could have a material adverse effect on the Company and the price of the Common Stock.

     In addition, the long distance and data transmission businesses are extremely competitive and prices have declined substantially in recent years and are expected to continue to decline.

     Finally, with respect to the NETCOM Merger, when completed, the Company will experience substantial competition in providing Internet services.

REGULATION

     The Company operates in an industry that is undergoing substantial regulatory change as a result of the passage of the Telecommunications Act. The Company's Telecom Services activities are regulated by the FCC, state regulatory agencies, and municipalities. The Company's Satellite Service activities are regulated by the FCC and international regulatory bodies.

     The FCC regulates the Company's provision of interstate common carrier services, including long distance and data services, and the Company's provision of international services. The Company currently files and maintains tariffs with the FCC. In addition, the FCC and state regulatory bodies are charged with implementing the Telecommunications Act, which has a substantial impact on the development of the Company's local exchange business. The Telecommunications Act is also subject to actions of the federal courts, while state regulatory actions are subject to review and actions of both state and federal courts. State regulatory agencies regulate the Company's provision of local dial tone and other intrastate common carrier services. In general, the Company is required to obtain certification from the relevant state public utilities commissions prior to the initiation of intrastate service and is also required to file tariffs listing the rates, terms and conditions of intrastate services provided. Several states also impose operating restrictions on the CLEC industry, covering the ability to raise and lower prices and restrictions on marketing and sales activities. In addition, local authorities control the Company's access to municipal rights of way. Any failure to maintain proper federal and state tariffing or state certification, or noncompliance with federal, state or local laws or regulations, could have a material adverse effect on the Company.

     The Telecommunications Act generally requires ILECs to provide interconnection, nondiscriminatory access to ILEC networks, unbundling of ILEC networks and access to ILEC operational support systems and network portability. The Telecommunications Act imposes a variety of new duties on the ILECs in order to promote network competition in the markets for local exchange and access services, including the duty to negotiate in good faith with competitors requesting interconnection to the ILEC networks. However, negotiations with each ILEC have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are desirable to the Company. In such instances, the Company has petitioned the proper state regulatory agency to arbitrate disputed issues. In addition, following state review either party in the negotiations can appeal to the federal courts. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with ILECs or that, if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company.

     On August 8, 1996, the FCC adopted rules and policies implementing the interconnection provisions of the Telecommunications Act, which rules, in general, are favorable to new competitive entrants. The FCC's rules were challenged in the federal courts of appeals by GTE, the RBOCs, other large independent ILECs and state regulatory commissions. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit (the "Eighth Circuit Court") issued a ruling that vacated certain of the FCC's rules and upheld the FCC's rules on other issues.

     In the July 18, 1997 decision, the Eighth Circuit Court ruled that state commissions, not the FCC, have jurisdiction over the pricing of interconnection, unbundled network elements and resale services. The Eighth Circuit Court also ruled that the FCC's interpretation of Section 252(i) of the Telecommunications Act, the so-called "pick and choose" provision, was incorrect. The Eighth Circuit Court held that the Telecommunications Act allows CLECs to adopt whole interconnection agreements negotiated by other competitors but not to "pick and choose" pieces of existing agreements.

     Because the Eighth Circuit Court held that CLECs cannot "pick and choose" pieces of other interconnectors' negotiated interconnection agreements, the Company may be subject to the risk that other CLECs negotiate more favorable prices, terms or conditions with the ILECS. The Company's only recourse under such circumstances may be to adopt other interconnectors' agreements with an ILEC in whole, though these agreements may include terms and conditions the Company finds unacceptable. The Eighth Circuit Court upheld certain of the FCC's rules regarding unbundled network elements. Moreover, the Eighth Circuit Court's decision does not alter most of the basic statutory requirements of the Telecommunications Act, including the statutory requirements that the ILECs conduct negotiations and enter into interconnection agreements with competitive carriers.

     The FCC (and other parties) have announced their intention to seek Supreme Court review of the Eighth Circuit Court's decision. Additionally, separate petitions for rehearing were filed with the Eighth Circuit Court by a group of interexchange carriers ("IXCs"), two groups of ILECs and a group of CLECs. On October 14, 1997 the Eighth Circuit Court granted the ILEC petitions for rehearing, and denied the CLEC and IXC petitions. The Court's decision on rehearing vacated an additional FCC rule that addressed the ability of new entrants to purchase ILEC network elements at cost-based rates on a bundled rather than an unbundled basis. Management believes the Company could benefit from a reversal in whole, or in part, of the Eighth Circuit Court's decisions.

     Although the Company believes that the Telecommunications Act and other state and federal regulatory initiatives that favor increased competition are advantageous to the Company, there can be no assurance that changes in current or future state or federal regulations, including changes that may result from further court review of the FCC's interconnection rules, or increased competitive opportunities resulting from such changes, will not have a material adverse effect on the Company and on the price of the Common Stock.

     The Company must obtain and maintain certain FCC authorizations for its satellite and wireless services. The Company currently provides maritime communication services pursuant to an experimental license and a grant of Special Temporary Authority ("STA"). The Company's experimental license has been renewed by the FCC on several occasions. In January 1997, the Company submitted an application for the modification and renewal of the experimental license, which was due to expire on February 1, 1997. Under the FCC's procedures, the experimental license has remained valid pending FCC action on the renewal and modification. On January 30, 1997, the Company was granted the STA for which the Company filed for a six-month extension on July 25, 1997. The Company has received a verbal grant of the extension. Although the Company expects that the FCC will issue a permanent license, there can be no assurance the Company will be granted a permanent license, that the experimental license currently being used to provide maritime services will be renewed for a further term or that any license granted by the FCC will not require substantial payments by the Company.

     The FCC and relevant state public utilities commissions have the authority to regulate interstate and intrastate telephone rates, respectively, ownership of transmission facilities and the terms and conditions under which certain of the Company's services are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. The recent trend in both federal and state regulation of telecommunications service providers has been in the direction of reduced regulation. In general, neither the FCC nor the relevant state public utilities commission currently regulate the Company's long distance rates or profit levels, although either or both may do so in the future. There can be no assurance that changes in current or future federal or state regulations or future judicial changes would not have a material adverse effect on the Company.

SIGNIFICANT CAPITAL REQUIREMENTS

     The Company's current plans for expansion of existing networks, the development of new networks, the further development of the Company's products and services and the continued funding of operating losses may require additional cash from outside sources. The Company's arrangements with utilities require it to make significant cash payments and the development of the Company's networks requires significant capital expenditures for transmission equipment, switching and network build-out from the utilities' fiber backbone to end user locations. The Company must also purchase a substantial amount of equipment and other assets from vendors. The Company anticipates that the expansion of existing networks, construction of new networks and further development of the Company's products and services will require capital expenditures of approximately $125.0 million during the second half of 1997 and approximately $250.0 million in 1998, and continued significant capital expenditures thereafter. Further, the Company has significant personnel expenses related to increasing its marketing efforts and offering new long distance and planned data transmission services in anticipation of revenue growth. The Company also plans to make strategic acquisitions from time to time. The Company anticipates that its substantial cash requirements will continue into the foreseeable future. Additional sources of cash may include public and private equity and debt financings of ICG, Holdings or their subsidiaries, sales of non-strategic assets, capitalized leases and other financing arrangements. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business prospects and the price of the Common Stock.

DEPENDENCE ON KEY CUSTOMERS

     The Company's five largest customers accounted for approximately 28%, 30% and 27% of the Company's consolidated revenue in fiscal 1996, the three months ended December 31, 1996 and the six months ended June 30, 1997, respectively. The loss of, or decrease of business from, one or more of these customers could have a material adverse effect on the business, financial condition and results of operations of the Company and the price of the Common Stock. While the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain its existing customers.

RISKS OF ENTRY INTO LONG DISTANCE BUSINESS

     In order to offer its end user customers a complete package of telecommunications services, the Company recently began offering long distance services. Although the Company has extensive experience in the telecommunications business, including an executive team with sales, marketing and long distance management expertise, the Company has limited experience providing long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. The Company does not expect long distance services to generate a material portion of its revenues over the near term.

     The Company relies on other carriers to provide transmission and termination services for a majority of its long distance traffic and will therefore be dependent on such carriers. The Company has entered into agreements with long distance carriers to provide it with long distance transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis (some with minimum volume commitments). Where the Company anticipates higher volumes of traffic, it may lease point-to-point circuits on a monthly or longer term fixed cost basis. The negotiation of these agreements involves estimates of future supply and demand for long distance telecommunications transmission capacity. Should the Company fail to meet its minimum volume commitments, if any, pursuant to these agreements, it may be obligated to pay underutilization charges. Likewise, the Company may underestimate its need for long distance facilities and therefore be required to obtain the necessary transmission capacity through more expensive means. There can be no assurance that the Company will acquire long distance capacity on favorable terms or that the Company can accurately predict long distance prices and volumes so that it can generate positive gross margins. The success of the Company's entry into the long distance business will be dependent upon, among other things, the Company's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate long distance services and the acceptance of potential customers of the Company's long distance service offerings. If the Company's long distance transmission business fails to generate positive gross margins or if the Company fails in any of the foregoing respects, such failure may have a material adverse effect on the Company's business and on the price of the Common Stock. In addition, a majority of the Company's Telecom Services revenue is derived from long distance carrier customers. The Company is subject to the risk that its entry into the long distance business will adversely affect its relationship with its long distance carrier customers.

RISKS OF ENTRY INTO DATA TRANSMISSION BUSINESS

     To complement its telecommunications services offerings the Company began offering frame relay services in California, Colorado and Ohio during the first quarter of 1997. These services are targeted at the Company's existing customers and other businesses with substantial data communications requirements. To date, the Company has not generated any revenue from these services, despite having offered these services since the first quarter of 1997. Based on this market experience, the Company is reevaluating its previous product and customer strategies, and expects to generate low or negative gross margins and substantial start-up expenses as it develops and rolls out its data services. The Company does not expect data transmission services to generate a material portion of its revenue over the near term.

     Although the Company has extensive experience in the telecommunications business, the Company has no direct experience providing data transmission services. Additionally, the data transmission business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In providing these services, the Company will be dependent upon vendors for assistance in the planning and deployment of its initial data product offerings, as well as ongoing training and support. The success of the Company's entry into the data transmission business will be dependent upon, among other things, the Company's ability to select new equipment and software and integrate these into its networks, hire and train qualified personnel, enhance its billing, back-office and information systems to accommodate data transmission services and customer acceptance of the Company's data services. No assurance can be given that the Company will be successful with respect to these matters. If the Company is not successful with respect to these matters, there may be a material adverse effect on the Company's business and on the price of the Common Stock.

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third party vendors. These systems have generally met the Company's needs due in part to the Company's low volume of bills and orders. As the Company commences providing local, long distance and data transmission services, the need for sophisticated billing and information systems is increasing significantly. The Company's current local billing platform plans rely on products and services provided by third party vendors. Additionally, the Company is developing automated systems and customer service centers to provision orders. Information systems are vital to the success of these centers, and the information systems for these centers are largely being developed by third party vendors.

     San Francisco Consulting Group ("SFCG") has been engaged by the Company to recommend a long-term customer care and billing solution, to provide support in development of short to long-term information systems planning and to facilitate and improve the provisioning process. The services provided by SFCG focus primarily on further development of the Company's abilities to ensure that back-office processes and functions operate at maximum effectiveness. The failure of (i) the Company's vendors to deliver proposed products and services in a timely and effective manner, (ii) the Company to adequately identify all of its information and processing needs, or (iii) the Company to upgrade systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives, and on its financial condition and results of operations.

     While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant, it could have a material adverse effect on the Company's financial condition and results of operations and the value of the Common Stock.

RISKS RELATED TO JOINT VENTURES AND STRATEGIC ALLIANCES

     The Company has formed a strategic alliance with CSW for the purpose of providing services, through ChoiceCom, in Austin, Corpus Christi, Dallas, Houston and San Antonio, Texas. Under the terms of this arrangement, CSW holds a 100% interest in ChoiceCom and the Company has an option to purchase a 50% interest. Under the terms of certain of its indebtedness the Company is currently prohibited from making any investment in ChoiceCom (other than a $15.0 million debt investment that the Company intends to make) and from purchasing less than a majority interest in any venture. Unless the terms of certain of the Company's indebtedness are revised (which could entail substantial costs), the Company may not be able to exploit opportunities for joint ventures, which could have an adverse effect on the Company and the price of the Common Stock.

     The Company has also formed strategic alliances with utility companies to lease fiber optic facilities. The Company expects to continue to enter into strategic alliances, joint ventures and other similar arrangements in the future. The other parties to such existing arrangements, and to arrangements in which the Company may subsequently participate, may at any time have economic, business or legal interests or goals that are inconsistent with those of the strategic alliance, joint venture or similar arrangement or those of the Company. In addition, a joint venture partner may be unable to meet its economic or other obligations to the venture, which, depending upon the nature of such obligations, could adversely affect the Company and the price of the Common Stock.

RAPID TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant changes in technology. The effect of technological changes, including changes relating to emerging wireline and wireless transmission technologies, on the business of the Company cannot be predicted.

DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

     The Company must obtain easements, rights of way, franchises and licenses from various private parties, including actual and potential competitors, and local governments in order to construct and maintain fiber optic networks. There can be no assurance that the Company will obtain rights of way and franchise agreements to expand its networks or that these agreements will be on terms acceptable to the Company, or that current or potential competitors will not obtain similar rights of way and franchise agreements. Because certain of these agreements are short-term or are terminable at will, there can be no assurance that the Company will continue to have access to existing rights of way and franchises after the expiration of such agreements. An important element of the Company's strategy is to enter into long-term agreements with utilities to take advantage of their existing facilities and to license or lease their excess fiber capacity. The Company has entered into contracts and is negotiating agreements with other utilities. However, other CLECs are seeking to enter into similar arrangements and have bid and are expected to continue to bid against the Company for future licenses or leases. Furthermore, utilities are required by state or local regulators to retain the right to "reclaim" fiber licensed or leased to the Company if such fiber is needed for the utility's core business. There can be no assurance that the Company will be able to obtain additional licenses or leases on satisfactory terms or that such arrangements will not be subject to reclamation. If a franchise, license or lease agreement was terminated and the Company was forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company and on the price of the Common Stock.

KEY PERSONNEL

     The efforts of a small number of key management and operating personnel will largely determine the Company's success. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The loss of certain key personnel could adversely affect the Company and the price of the Common Stock.

NO DIVIDENDS

     The Company does not expect to generate net income in the near future and, therefore, does not anticipate paying cash dividends. The payment of any future dividends on the Common Stock is effectively prohibited by the indentures for certain of Holdings' senior indebtedness and the amended articles of incorporation of Holdings, which prohibit Holdings from making any material payment to the Company. See "Description of Capital Stock".

POSSIBLE STOCK PRICE VOLATILITY

     The price of the Common Stock has been, and is expected to continue to be, highly volatile. Factors such as legislation or regulation, variations in the Company's revenue, earnings and cash flow, the difference between the Company's actual results and the results expected by investors and analysts and announcements of new service offerings, marketing plans or price reductions by the Company or its competitors, technological innovations, mergers or strategic alliances, may cause the price of Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that have affected growth companies such as telecommunications concerns. The fluctuations in the market prices of the stocks of many companies have not been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1997, there were 32,413,010 shares of Common
Stock outstanding (excluding the 687,221 shares of Common Stock offered hereby), all of which are transferable without restriction or further registration under the Securities Act, except for any shares of Common
Stock held by affiliates of ICG, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144").
In addition, ICG has reserved and registered under the Securities Act the following 9,219,802 shares of Common Stock for future issuance:
(i) 1,981,914 shares of Common Stock issuable pursuant to Holdings-Canada warrants; (ii) 3,373 shares of Common Stock issuable upon conversion of the remaining interest on the Company's 7% Convertible Subordinated
Notes; (iii) 4,923,011 shares of Common Stock issuable pursuant to outstanding options, with exercise prices ranging from $2.92 to $25.00 per share; (iv) 424,511 shares of Common Stock reserved for issuance under ICG's 401(k) Plan; (v) 250,000 shares of Common Stock reserved for issuance upon the exercise of Series A Warrants, with an exercise price of $7.94 per share; (vi) 250,000 Shares of Common Stock reserved for issuance upon the exercise of the Series B Warrants, with an exercise price of $8.73 per share; (vii) 949,911 shares of Common Stock reserved for issuance pursuant to ICG's 1996 Employee Stock Purchase Plan,
(viii) 405,382 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan; and (ix) 31,700 shares of Common Stock which may be issued upon the exchange of an equal number of shares of Class A Common Shares of Holdings-Canada. In addition, ICG Funding, a recently formed subsidiary of the Company, may sell Common Stock to fund certain dividend obligations. See "Recent Developments --Financing."
Further, upon the completion of the NETCOM Merger, approximately 10.1 million shares of Common Stock, subject to adjustment and subject to the exercise of options for NETCOM common stock, will be issued to the holders of NETCOM common stock in exchange for their shares. Sales or the expectation of sales of substantial numbers of Common Stock in the public market could adversely affect the prevailing market prices for the Common Stock.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of ICG's corporate charter and the corporate charter and debt instruments of its subsidiaries may have the effect of deterring transactions involving a change in control of ICG, including transactions in which stockholders might receive a premium for their shares. ICG's corporate charter provides that directors serve staggered three-year terms and authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by ICG's Board of Directors. In addition, the corporate charter(s) of Holdings and Holdings-Canada authorize the issuance of up to 1,000,000 and 30,000,000 shares of preferred stock, respectively, with such designations, rights and preferences as may be determined by the Board of Directors of Holdings and Holdings-Canada, respectively. The staggered board provision increases the likelihood that, in the event of a takeover of ICG, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change in control or management of ICG. The authorization of preferred shares empowers the Board of Directors, without further shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of ICG. In addition, the Company is and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, upon a change of control, the holders of substantially all of the Company's outstanding indebtedness are entitled, at their option, to be repaid in cash and the holders of the Holdings preferred stock may, at their option, require Holdings to redeem their shares for cash. Such provisions may have the effect of delaying or preventing changes in control or management of the Company. All of these factors could materially adversely affect the price of the Common Stock.

                            USE OF PROCEEDS

     The Company will receive no proceeds from this offering.


                     DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of ICG consists of 100,000,000 shares of Common Stock, $.01 par value, of which 32,239,457 shares have been issued and were outstanding at September 1, 1997, and 1,000,000 shares of preferred stock, $.01 par value, of which no shares are issued or outstanding.

COMMON STOCK

     Voting Rights. Each share of Common Stock entitles the holder to one vote. The holders of the shares of Common Stock are entitled to vote as one class on all matters to be voted on by stockholders, including the election of directors. The board of directors of ICG is divided into three classes, with the classes as nearly equal in number as possible. Directors serve three-year staggered terms, with the term of one class expiring each year in rotation. The holders of Common Stock do not have cumulative voting rights.

     Dividends. Each share of Common Stock is entitled to receive dividends from funds legally available therefor if, as and when declared by the Board of Directors. However, the debt and preferred stock of ICG's subsidiaries effectively prohibits the payment of any dividends. Further, as long as the Arrangement and Support Agreement dated June 27, 1996 between ICG and Holdings-Canada ("Arrangement and Support Agreement") is in effect, ICG will not distribute shares of Common Stock to the holders of Common Stock by way of stock dividend or other distribution (other than an issue of shares of Common Stock to holders of shares of Common Stock who exercise an option to receive dividends in shares of Common Stock in lieu of receiving cash dividends), or issue or distribute rights, options or warrants entitling holders of substantially all of the Common Stock to subscribe for or purchase shares of Common Stock without the prior approval of Holdings-Canada and the prior approval of holders of Holdings-Canada Class A Common Shares unless the economic equivalent on a per share basis of such rights, options, securities, shares or other assets is issued or distributed simultaneously to holders of the Holdings-Canada Class A Common Shares.

     Other. Stockholders of ICG have no preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of ICG. No shares of the Common Stock are subject to redemption or a sinking fund. All outstanding shares are, and all shares offered by this Prospectus will be, when sold, validly issued, fully paid and nonassessable. ICG may not subdivide, redivide, reduce, combine, consolidate, reclassify or otherwise change the then outstanding shares of Common Stock without the prior approval of Holdings-Canada and the prior approval of holders of the Holdings-Canada Class A Common Shares, unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Holdings-Canada Class A Common Shares.

     Transfer Agent and Registrar. The Transfer Agent for the Common Stock is American Stock Transfer and Trust Company.

PREFERRED STOCK

     General. ICG is authorized to issue 1,000,000 shares of preferred stock, $.01 par value per share. On the date of this Prospectus, no shares of preferred stock are outstanding. The Board of Directors of ICG has authorized the issuance of up to 50,000 shares of a series of exchangeable preferred stock (the "Exchangeable Preferred Stock") and ICG has filed a Certificate of Designation with the Secretary of State of Delaware as required by Delaware law reflecting the authorization of such series of preferred stock. The Exchangeable Preferred Stock will be issued by ICG and, when so issued and paid for by ICG Funding, will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related thereto. The Exchangeable Preferred Stock will be issued without coupons, in denominations of $10,000 liquidation preference and any integral multiple thereof. Each share of Exchangeable Preferred Stock will have a liquidation preference at maturity of $10,000.

     Ranking. The Exchangeable Preferred Stock will rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG, (i) senior to all classes of common stock of ICG and to each other class of capital stock or series of preferred stock established after September 24, 1997 by ICG's Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG (collectively referred to with the common stock of ICG as "ICG Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock issued by ICG established after September 24, 1997 by ICG's Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchangeable Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG (collectively referred to as "ICG Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by ICG established after September 24, 1997 by ICG's Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Exchangeable Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of ICG (collectively referred to as "ICG Senior Securities"). The Exchangeable Preferred Stock will be subject to the issuance of series of ICG Junior Securities, ICG Parity Securities and ICG Senior Securities; provided that ICG may not issue any new class of ICG Senior Securities without the approval of the holders of at least a majority of the shares of Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class.

     Dividends. Dividends on the Exchangeable Preferred Stock will be payable quarterly. Until November 15, 2000, the dividends will be payable in additional shares of Exchangeable Preferred Stock. From November 15, 2000, the dividends will be payable in shares of Common Stock (or in cash or any combination of cash and Common Stock) such that the number of shares of Common Stock (plus any cash) paid as dividends will (i) enable ICG Funding to transfer such shares to the holders of the Preferred Securities in payment of dividends on the Preferred Securities or (ii) be sufficient, when sold in the open market by ICG Funding, for ICG Funding to make its dividend payments on the Preferred Securities on the relevant Dividend Payment Date, which is February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date"). However, the indentures for ICG's outstanding high yield notes ("the Indentures") effectively prohibit the payment of cash dividends by ICG, and future agreements may provide for restrictions on the payment of cash dividends.

     Voting Rights. The holders of shares of Exchangeable Preferred Stock will have no voting rights, except as otherwise required by law and except as set forth below. The Certificate of Designation governing the Exchangeable Preferred Stock provides that ICG may not, without the approval of the holders of a majority of the Exchangeable Preferred Stock, amend the Certificate of Designation or the Certificate of Incorporation of ICG so as to have a material adverse effect on the specific rights, preferences, privileges or voting rights of holders of shares of Exchangeable Preferred Stock, or cause the dissolution, winding-up or termination of ICG Funding. ICG Funding is expected to be the sole holder of the Exchangeable Preferred Stock. ICG Funding will not grant such approval without the consent of the holders of a majority of the shares of the Preferred Securities then outstanding.

     Exchange of the Exchangeable Preferred Stock. The Exchangeable Preferred Stock will be exchangeable into Common Stock at the option of ICG Funding (upon request by a holder of the Preferred Securities) at any time prior to the business day immediately preceding the date of repayment of such Exchangeable Preferred Stock at an initial exchange rate of 416.22 shares of Common Stock for each Exchangeable Preferred Stock, subject to certain adjustments.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of ICG, holders of Exchangeable Preferred Stock will be entitled to be paid, out of the assets of ICG available for distribution, $10,000 per share of Exchangeable Preferred Stock, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any ICG Junior Securities, including, without limitation, Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of ICG, the amounts payable with respect to the Exchangeable Preferred Stock and all other ICG Parity Securities are not paid in full, the holders of the Exchangeable Preferred Stock and the ICG Parity Securities will share equally and ratably in any distribution of assets of ICG with respect to the Exchangeable Preferred Stock and ICG Parity Securities, in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of ICG.

     Mandatory Redemption by ICG. The Exchangeable Preferred Stock must be redeemed by ICG at a redemption price of 100% of the liquidation preference of the Exchangeable Preferred Stock plus accrued and unpaid dividends, if any, two business days prior to November 15, 2009, which is the Mandatory Redemption Date for the Exchangeable Preferred Stock.

                         SELLING STOCKHOLDERS

     The selling stockholders listed below ("Selling Stockholders") are persons who purchased shares of Common Stock from the Company in connection with the CBG Acquisition. The list indicates any position, office or other material relationship with the Company that each Selling Stockholder had within the past three years, the number of shares of Common Stock owned by each Selling Stockholder prior to the offering, the maximum number of shares to be offered by such Selling Stockholder, and the amount of the class owned by each Selling Stockholder after the completion of the offering (assuming each Selling Stockholder sold the maximum number of shares of Common Stock). The Selling Stockholders are not required, and may choose not, to sell any of their Common Stock.

                              Common         Common        Common
                              Stock          Stock         Stock
                              Prior to       To Be         After
Name                          Offering       Offered       Offering
------------------------------------------------------------------------
Primus Capital Fund III
  Limited Partnership         111,330       111,330           0
Robert B. Daly                 36,766        36,766           0
Steven Halper                 120,263       120,263           0
Fred Skurow                   195,858       195,858           0
Sally Hiudt                    28,176        28,176           0
Mark Krinsky                  170,775       170,775           0
Stephanie A. Skurow,
  Trustee u/a dated
  12/20/94, known as
  the Skurow Children's
  Trust                        24,053      24,053             0

                         PLAN OF DISTRIBUTION

     Certain of the Selling Stockholders have informed the Company that they intend to sell the Common Stock that they currently hold through agents, dealers or underwriters on the Nasdaq National Market or in the over-the-counter market, or otherwise, on terms and conditions and at prices determined at the time of sale by the Selling Stockholders or as a result of private negotiations between buyer and seller. Certain Selling Stockholders have informed the Company that they may engage in listed option transactions with respect to the Common Stock via the use of Flexible Options, E-Flex Options or
European Options traded on a stock exchange which will not expire prior to April 17, 1998 and may, from and after April 17, 1998, transfer the shares on exercise or assignment of such options pursuant to this Prospectus. Sales of the Common Stock may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the Securities Act.
Any sales pursuant to this Prospectus by holders of Common Stock will require the delivery of a current Prospectus to the purchaser. No underwriting arrangements exist as of the date of this Prospectus for sales by any Selling Stockholders. Upon being advised of any underwriting arrangements, the Company will supplement this Prospectus to disclose such arrangements.


                             LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York.


                                EXPERTS

     The consolidated financial statements and schedule of the Company as of September 30, 1995 and 1996, and December 31, 1996 and for each of the years in the three-year period ended September 30, 1996, and the three-month period ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The reports of KPMG Peat Marwick LLP covering the September 30, 1996 consolidated financial statements and schedule refer to a change in the method of accounting for long-term telecom service contracts.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee and Nasdaq National Market listing fee.


      SEC Registration Fee                    $      4,607.50
      Accounting Fees and Expenses                   5,000.00*
      Legal Fees and Expenses                       20,000.00*
      Miscellaneous                                  5,000.00*
                                              ----------------
      Total                                   $     34,607.50
                                              ----------------
-------------
      * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the Company, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may incur in their capacity as such.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits: The following exhibits are filed as a part of this Registration Statement:

     Exhibit No.:             Description of Exhibits:
     ------------             ------------------------

     1.1: Form of Underwriting Agreement. To be filed as an exhibit to a report on Form 8-K.

     2.1: Plan of Arrangement under Section 192 of the Canada Business Corporations Act [Incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4, File No. 333-4226].

     4.1: Certificate of Incorporation of ICG Communications, Inc. dated April 11, 1996 [Incorporated by reference to Exhibit
             3.1 to Registration Statement on Form S-4, File No.
             333-4226].

     4.2: By-laws of ICG Communications, Inc. [Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4, File No. 333-4226].

     4.3:    Note Purchase Agreement, dated September 16, 1993
             [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

     4.4:    Note Purchase Agreement, dated October 27, 1993
             [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

     4.5: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1, File No. 33-75636].

     4.6: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Simple Interest Convertible
             Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1, File No. 33-75636].

     4.7: Note Purchase Agreement, dated as of July 14, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc., Morgan Stanley Group Inc. ("MS Group") (the "Initial Purchaser"), Princes Gate Investors, LP, Acorn Partnership I, LP, PGI Investments Limited, PGI Sweden AB, and Gregor von Opel (collectively, together with the Initial Purchaser, the "Committed Purchasers") and MS Group, as agent for the Purchasers (as such term is defined therein) [Incorporated by reference to Exhibit 4.1 to Form 8-K, as filed on August 2, 1995].

     4.8: Warrant Agreement, dated as of July 14, 1995, among the Registrant, the Committed Purchasers, and IntelCom Group (U.S.A.), Inc., as Warrant Agent [Incorporated by reference to Exhibit 4.2 to Form 8-K, as filed on August 2, 1995].

     4.9: Indenture, dated as of August 8, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank
             Colorado, National Association [Incorporated by reference to
             Exhibit 4.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

     4.10: Warrant Agreement, dated as of August 8, 1995 between IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.11: Warrant Agreement Amendment, dated as of August 8, 1995 among IntelCom Group Inc., Morgan Stanley Group, Inc., Princes Gate Investors, L.P., IntelCom Group (U.S.A.), Inc., and certain subsidiaries of IntelCom Group (U.S.A.), Inc. [Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.12: Indenture, dated as of April 30, 1996, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-4, File No. 333-04569].

      4.13: Registration Rights Agreement, dated April 30, 1996, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Morgan Stanley & Co. Incorporated [Incorporated by reference to Exhibit 4.14 to Registration Statement on Form S-4, File No. 333-04569].

      4.14: Indenture, dated as of March 11, 1997, among ICG Holdings, Inc., ICG Communications, Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.15 to Registration Statement on Form S-4, File No. 333-24359].

      4.15: Registration Rights Agreement, dated March 11, 1997, among ICG Holdings, Inc., ICG Communications, Inc. and Morgan Stanley & Co. Incorporated with respect to the 11 5/8% Notes [Incorporated by reference to Exhibit 4.16 to Registration Statement on Form S-4, File No.
             333-24359].

      4.16:  Registration  Rights  Agreement,  dated March 11,  1997, among ICG Holdings, Inc. and Morgan Stanley & Co. Incorporated with respect the 14% Preferred Stock [Incorporated by reference to Exhibit 4.17 to Registration Statement on Form S-4, File No. 333-24359].

      5.1:*  Opinion of Reid & Priest LLP.

      23.1:  Consent of KPMG Peat Marwick LLP.

      23.2:* Consent of Reid & Priest LLP (included in Exhibit 5.1).

      23.3: Consent of Connecticut Research [Incorporated by reference to Annual Report on Form 10-K for the year ended September 30, 1994, as filed on December 27, 1994].

      24.1: Power of Attorney with respect to ICG Communications, Inc. (included on the signature page hereto).


(b)  Financial Statement Schedules:

     All schedules are omitted because they are either not applicable or the required information is included in the consolidated financial statements or notes thereto.

---------------
 * To be filed by amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment of this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Common Stock offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on October 23, 1997.

                                    ICG Communications, Inc.

                                By:  /s/ J. Shelby Bryan
                                     ------------------------
                                     J. Shelby Bryan
                                     President, Chief Executive
                                     Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints
J. Shelby Bryan, James D. Grenfell and H. Don Teague, each as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signatures                   Title                       Date
       ----------                   -----                       ----

/s/ William J. Laggett       Chairman of the Board         October 23, 1997
------------------------     of Directors


/s/ J. Shelby Bryan          President, Chief Executive    October 23, 1997
------------------------     Officer and Director
J. Shelby Bryan              (Principal Executive
                             Officer)


/s/ James D. Grenfell        Executive Vice President      October 23, 1997
------------------------     and Chief Financial
James D. Grenfell            Officer (Principal
                             Financial Officer)


/s/ Richard Bambach          Vice President and            October 23, 1997
------------------------     Corporate Controller
Richard Bambach              (Principal Accounting
                             Officer)


/s/ Harry R. Herbst          Director                      October 23, 1997
------------------------
Harry R. Herbst


/s/ Stan McLelland           Director                      October 23, 1997
------------------------
Stan McLelland


/s/ Kathryn Proffitt         Director                      October 23, 1997
------------------------
Kathryn Proffitt


/s/ Leontis Teryazos         Director                      October 23, 1997
------------------------
Leontis Teryazos

                            EXHIBIT INDEX



 Exhibit No.:             Description of Exhibits:
 ------------             ------------------------

     1.1: Form of Underwriting Agreement. To be filed as an exhibit to a report on Form 8-K.

     2.1: Plan of Arrangement under Section 192 of the Canada Business Corporations Act [Incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-4, File No. 333-4226].

     4.1: Certificate of Incorporation of ICG Communications, Inc. dated April 11, 1996 [Incorporated by reference to Exhibit
             3.1 to Registration Statement on Form S-4, File No.
             333-4226].

     4.2: By-laws of ICG Communications, Inc. [Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4, File No. 333-4226].

     4.3:    Note Purchase Agreement, dated September 16, 1993
             [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

     4.4:    Note Purchase Agreement, dated October 27, 1993
             [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

     4.5: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1, File No. 33-75636].

     4.6: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Simple Interest Convertible
             Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1, File No. 33-75636].

     4.7: Note Purchase Agreement, dated as of July 14, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc., Morgan Stanley Group Inc. ("MS Group") (the "Initial Purchaser"), Princes Gate Investors, LP, Acorn Partnership I, LP, PGI Investments Limited, PGI Sweden AB, and Gregor von Opel (collectively, together with the Initial Purchaser, the "Committed Purchasers") and MS Group, as agent for the Purchasers (as such term is defined therein) [Incorporated by reference to Exhibit 4.1 to Form 8-K, as filed on August 2, 1995].

     4.8: Warrant Agreement, dated as of July 14, 1995, among the Registrant, the Committed Purchasers, and IntelCom Group (U.S.A.), Inc., as Warrant Agent [Incorporated by reference to Exhibit 4.2 to Form 8-K, as filed on August 2, 1995].

     4.9: Indenture, dated as of August 8, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank
             Colorado, National Association [Incorporated by reference to
             Exhibit 4.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

     4.10: Warrant Agreement, dated as of August 8, 1995 between IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.11: Warrant Agreement Amendment, dated as of August 8, 1995 among IntelCom Group Inc., Morgan Stanley Group, Inc., Princes Gate Investors, L.P., IntelCom Group (U.S.A.), Inc., and certain subsidiaries of IntelCom Group (U.S.A.), Inc. [Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.12: Indenture, dated as of April 30, 1996, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-4, File No. 333-04569].

      4.13: Registration Rights Agreement, dated April 30, 1996, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Morgan Stanley & Co. Incorporated [Incorporated by reference to Exhibit 4.14 to Registration Statement on Form S-4, File No. 333-04569].

      4.14: Indenture, dated as of March 11, 1997, among ICG Holdings, Inc., ICG Communications, Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.15 to Registration Statement on Form S-4, File No. 333-24359].

      4.15: Registration Rights Agreement, dated March 11, 1997, among ICG Holdings, Inc., ICG Communications, Inc. and Morgan Stanley & Co. Incorporated with respect to the 11 5/8% Notes [Incorporated by reference to Exhibit 4.16 to Registration Statement on Form S-4, File No.
             333-24359].

      4.16:  Registration  Rights  Agreement,  dated March 11,  1997, among ICG Holdings, Inc. and Morgan Stanley & Co. Incorporated with respect the 14% Preferred Stock [Incorporated by reference to Exhibit 4.17 to Registration Statement on Form S-4, File No. 333-24359].

      5.1:*  Opinion of Reid & Priest LLP.

      23.1:  Consent of KPMG Peat Marwick LLP.

      23.2:* Consent of Reid & Priest LLP (included in Exhibit 5.1).

      23.3: Consent of Connecticut Research [Incorporated by reference to Annual Report on Form 10-K for the year ended September 30, 1994, as filed on December 27, 1994].

      24.1: Power of Attorney with respect to ICG Communications, Inc. (included on the signature page hereto).

     --------------
     * To be filed by amendment.